Exhibit 99.1

China Housing & Land Development, Inc.'s Joint Venture Equity Capital Is in Place

        XI’AN, China and HONG KONG, Feb. 3 /PRNewswire-Asia-FirstCall/ — China Housing & Land Development, Inc., (China Housing) (Nasdaq: CHLN) and Prax Capital Real Estate Holding Limited (Prax Capital) have completed the formation of their joint venture to develop the first 79 acres of the Baqiao project.

        The joint venture, in which Prax Capital has invested US$ 29.3 million, has acquired the land use rights and is now proceeding with the development of the 79 acres. The funds have already been placed in the joint venture accounts, and the first board meeting of the joint venture was held on January 16, 2009.

        Mr. Pingji Lu, Chairman and Chief Executive Officer of China Housing, said, “This project opens a new phase for China Housing that should increase the company’s size and presence in the greater Xi’an residential real estate market. Our ability to attract world-class partners, such as Prax Capital and Leo A Daly, validates our strategy for joint ventures and co-developments and emphasizes our dedication to the highest standards of quality in all that we do.

        “We are confident that this first phase of Baqiao will be upper-middle class residential community that will help answer the growing aspirations of the Xi’an population as standards of living keep rising. The trend line of the Xi’an economy is expected to continue increasing, especially in the light of the recently announced $586 billion economic stimulus package by the Chinese government.

        “We strongly believe that our entire Baqiao project will become the great success we envision and will further grow China Housing as a major real estate developer in China, which is the fastest growing major economy in the world. Importantly, Baqiao should significantly increase our value for shareholders.”

        China Housing expects to fund the construction on the 79 acres through cash generated from housing pre-sales and from the RMB 1 billion real estate construction credit line it secured from China Construction Bank in 2008.

        Mr. William Xin, Chief Financial Officer of China Housing, commented: “We are very pleased that Prax Capital has invested $29.3 million cash in our new joint venture. Our careful and innovative funding strategy has put us in a comfortable position and has strengthened our competitiveness at a time when credit remains tight. We are extremely pleased with the vote of confidence we have received from Prax Capital, one of the most highly respected private equity investors in the real estate sector. Their confidence in China Housing highlights how much international institutional investors in our field recognize and value the progress we have made as we have built our business and built our reputation as good developers and good corporate borrowers.

        “This initial 79-acre project is expected to be quite profitable, with a strong positive cash flow, and will enhance our balance sheet and increase our net asset value significantly. We reasonably expect the joint venture project to generate about RMB 5 billion (about $700 million) in revenues over its five-year life through 2014. We remain confident in the operating and financial success of the entire 487-acre Baqiao project.”

        ;Housing demand in Xi’an

        The demand for housing in Xi’an is expected to be very high through 2020 as Xi’an’s population in the main city zone will grow from 3.1 million in 2007 to 5.3 million in 2020, and the average living area per person will increase from 183 square feet per person in 2007 to 355 square feet in 2020, based on government plans and estimates for Xi’an. As a result, demand for housing in Xi’an is expected to consistently exceed the supply throughout the next decade. China Housing’s 487-acre Baqiao project will help satisfy that demand.

        China Housing’s Baqiao joint venture project

        This first development site is the prime location within China Housing’s Baqiao housing project that is located about six miles east of Xi’an’s city center.

        Located on the western bank of the 500 meter-wide Ba River, the 79-acre site is across the river from western China’ largest wetland park, which covers 3,300 acres. This wetland park will host the 2011 International Horticultural Exposition that will draw nature enthusiasts from around the world. In addition, the Chanba commercial and financial centers are being constructed nearby.

        Of the 79 acres in the joint venture project, about 49 acres will be devoted to housing, with the remaining 30 acres dedicated to riverfront walks, green land and sport parks, and infrastructure, including streets and sidewalks, which have already been funded by Xi’an’s Baqiao District government.

        Transportation access for the site will be outstanding. Two high-speed expressways already connect the Baqiao project to central Xi’an. And only 1.5 kilometers from the housing units will be a stop on the new subway-and-rail system being constructed that will connect the Baqiao project with central Xi’an, with the Xi’an international airport to the west, and with the world-famous Terracotta Army located 25 kilometers to the east of the Baqiao project. One expressway already connects the Terracotta Army, Baqiao, and the Xi’an city center.

        In October 2008, China Housing selected the world-renowned architectural and engineering firm of Leo A Daly, headquartered in Washington DC USA, to provide the detailed site planning and design for this 79-acre property.

        Construction on the 79-acre parcel is expected to start in the second quarter of 2009, with housing customers beginning to sign pre-sales agreements starting in the fourth quarter 2009. The construction will be completed in four phases, with the final buildings and units in the 79-acre complex expected to be finished in 2014.

        The gross floor area on this 79-acre site will be about 610,000 square meters (about 7 million square feet). Residences will total about 95% of that gross floor area, with commercial space being about 1.6% and public areas and building infrastructure using the remaining 3.4%.

        About Prax Capital Real Estate Holding Limited

        Prax Capital was recognized in August 2008 by China Venture as one of the top 3 private equity firms, alongside Goldman Sachs and The Carlyle Group. In 2007 it was ranked among the top 5 private equity firms in China by Top Capital. Mr. Jeff Yao, Managing Partner and Co-Founder of Prax Capital, was included in the Forbes 2007 & 2008 list of China’s Best Venture Capitalists. The firm was established in 2003 as an independent private equity firm dedicated to investing in China and currently has approximately US$ 300 million of assets under management. This joint venture is the firm’s 11th investment in China.

        About China Housing & Land Development, Inc.

        Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

        China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

        Safe Harbor

        This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

        Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.‘s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

        China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

        For information, please contact:

Jing Lu, Vice President & Board Secretary Tel: +86-29-8258-2632 in Xi’an Email: jinglu@chldinc.com

William Xin, Chief Financial Officer Tel: +86-150-9175-2090 in Xi’an +1-917-371-9827 in San Francisco Email: william.xin@chldinc.com

Tom Myers, Christensen Tel: +86-139-1141-3520 in Beijing Email: tmyers@christensenir.com

Kathy Li, Christensen Tel: +1-212-618-1978 in New York Email: kli@christensenir.com

SOURCE China Housing & Land Development, Inc.